Exhibit 16.1

June 5, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have read the statements under Item 4.01 in the Form 8-K dated June 5, 2008, of First M & F Corporation (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

/s/ Shearer, Taylor & Co., P.A
Ridgeland, Mississippi